Exhibit 99.1

Press Release	Source: Universal Compression Partners, L.P.
Universal Compression Partners, L.P. Announces Pricing of Initial Public Offering
Tuesday October 17, 7:00 am ET
HOUSTON, Oct. 17 /PRNewswire-FirstCall/ — Universal Compression Partners, L.P. (Nasdaq: UCLP — News) announced today the pricing of the initial public offering of 5,500,000 of its common units at $21.00 per unit. The underwriters have been granted a 30-day over-allotment option to purchase up to 825,000 additional common units. The common units will begin trading today on the Nasdaq Global Market under the symbol “UCLP.” The offering is expected to close on or about October 20, 2006.
The common units offered to the public will represent approximately 42.6 percent of the outstanding equity of Universal Compression Partners, or approximately 49.0 percent if the underwriters exercise in full their over-allotment option. Universal Compression Holdings, Inc. (NYSE: UCO — News) will indirectly own the remaining equity interests in Universal Compression Partners.
Merrill Lynch & Co. and Lehman Brothers are acting as joint book-running managers, Wachovia Securities is acting as joint lead manager and A.G. Edwards and Deutsche Bank Securities are acting as co-managers for the offering.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state. A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. A copy of the final prospectus related to the offering may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080; or Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717.
About Universal Compression Partners
Universal Compression Partners was recently formed by Universal Compression Holdings to provide natural gas contract compression services to customers throughout the United States. A subsidiary of Universal Compression Holdings is the general partner of Universal Compression Partners. Upon the closing of this offering, Universal Compression Partners will own a fleet of approximately 820 compressor units, comprising approximately 330,000 horsepower, or approximately 17% (by available horsepower) of Universal Compression Holdings’ domestic contract compression business. Universal Compression Partners’ principal executive offices are located at 4444 Brittmoore Road, Houston, Texas 77041-8004 and its telephone number is (713) 335-7000.
Forward-Looking Statements
Statements about the proposed offering are forward-looking statements as defined by the Securities and Exchange Commission. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal Compression Partners’ or Universal Compression Holdings’ control, and a variety of risks that could cause results to differ materially from those expected by management of Universal Compression Partners.

Source: Universal Compression Partners, L.P.